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                                                                   Exhibit 10.42

                                 August 8, 1997


Jules Kroll
Chairman
Kroll Holdings, Inc.
900 Third Avenue
New York, New York 10022

Dear Jules:

         This letter agreement is delivered in connection with the execution and delivery on today's date of that certain Plan and Agreement to Merge among The O'Gara Company ("O'Gara"), VDE, Inc. ("NEWCO"), Kroll Holdings, Inc. ("KHI") and Jules Kroll ("Kroll") (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the same meaning given to them in the Merger Agreement.

         In order to induce KHI and Kroll to enter into the Merger Agreement, I hereby agree to be present (in person or by proxy) at the meeting of the shareholders of O'Gara to be held pursuant to Article XI of the Merger Agreement, and to vote or cause to be voted at such meeting all shares of O'Gara Common Stock owned by me and all other shares of O'Gara Common Stock the voting of which is in my control (collectively, the "O'Gara Shares") in favor of approval and adoption of the Merger Agreement and the consummation of the Merger. In addition, I agree not to sell, transfer, convey, assign, pledge, hypothecate or otherwise dispose of any of the O'Gara Shares owned by me, or the right to vote the O'Gara Shares, to or for the benefit of any Person prior to the sooner of (x) the termination of the Merger Agreement and (y) the Effective Time of the Merger, unless any such transferee agrees to be bound by this Agreement.


                                                Sincerely yours,



                                                Thomas M. O'Gara